Exhibit 10.22

November 9, 2007

Juniper Networks, Inc.

Attn: Vice President of Real Estate

1194 N. Mathilda Ave.

Sunnyvale California 94089

RE:	Sublandlord’s Server Room Exit Notice

To Whom It May Concern:

Per Article 19 of the First Amendment to Sublease between Ariba, Inc. and Juniper Networks, Inc. dated June 15th, 2007, this letter shall serve as Sublandord’s Server Room Exit Notice that Ariba will exercise its right to vacate the Sublandlord’s Server Room in Building 3.

The anticipated date of exit is December 8th, 2007. It is possible that technical problems could delay the anticipated date of exit. In the event of unavoidable delay, Sublandlord shall furnish to Subtenant notice of the delay, prior to the Server Premises Commencement Date, along with the outside date of exit. Should Sublandlord fail to vacate the Sublandlord’s Server Room prior to January 8th, 2007 due to unavoidable delay, then the Server Premises Commencement Date, and rent payable for the Server Premises shall be delayed and abated for an equal number of days. Per Section 19 (c) of the First Amendment to Sublease:

“Effective sixty (60) days after Subtenant’s receipt of the Sublandlord’s Server Room Exit Notice (the “Server Premises Commencement Date”), the definition of the Premises and Rentable Area of the Premises will be expanded and amended to include the additional 2,165 square feet in the Building Three Premises (the “Server Premises”), and Subtenant shall commence paying Sublandlord Monthly Base Rent on the Server Premises at the same per rentable square foot rate (as adjusted pursuant to Section 2(1) hereof) as subtenant pays for the other Premises during the same time period.”

Sublandlord desires to exclude the square footage of the MPOE room in Building Three from the Server Premises as this is a campus common room measuring 120 square feet. Therefore, by way of this notice, Section 19 (c) shall be amended so that all references to the Server Premises shall mean 2,045 square feet in the Building Three Premises, and the Building Three MPOE room shall not be included in the Building Three Premises.

Further, Section 2(n) of the First Amendment shall be amended to include the Server Premises. Subtenant’s Project Share will increase from 37.20% to 37.49% upon the Server Premises Commencement Date. Section 2(o) shall remain unchanged.

Sublandlord agrees to continue to reimburse Subtenant for electrical consumption, per the currently agreed method, until the date on which Sublandlord vacates the Sublandlord’s Server Room.

Please acknowledge your agreement and acceptance of the same by executing below. Once fully executed, this notice shall constitute a binding letter Amendment to the Sublease between Ariba, Inc. and Juniper Networks, Inc.

EXECUTED THIS 9TH DAY OF NOVEMBER, 2007, BY AND BETWEEN:

/s/ Wayne Kimber
Ariba, Inc.
Title: VP & Controller

/s/ [Illegible]
Juniper Networks, Inc.
Title:

CC:	Troy Ward

Loren Marr

Mark Pietrone

Sarah Cline

Juniper Networks, Legal Department

Staubach, Lease Administration

Ariba General Counsel